SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                   MENTOR VARIABLE INVESTMENT PORTFOLIOS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
901 East Byrd
Street, Richmond Virginia  23219

Telephone Number (including area code):              800-869-6042

Name and address of agent for service of process:
Paul F. Costello, President, Mentor Variable Investment Portfolios 901 East Byrd Street, Richmond, Virginia 23219

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  |X|       No  |_|

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Richmond and the Commonwealth of Virginia, on this 25th day of March, 1997.

                                                     MENTOR VARIABLE INVESTMENT
                                                     PORTFOLIOS



                                                     By: /s/ Paul F. Costello
                                                          Paul F. Costello
                                                          President



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